EXHIBIT 10.21

February 1, 2019

DELIVERY BY HAND

Mr. Gregory Barton

Chief Legal Officer

WisdomTree Investments, Inc.

Dear Greg:

This letter confirms our agreement as set forth below concerning your employment with WisdomTree Investments, Inc. and its subsidiaries (collectively, “WisdomTree”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the letter agreement dated as of December 22, 2016 between you and WisdomTree Asset Management, Inc. (“WTAM”), as amended as of May 5, 2017 (the “Executive Agreement”).

1.    On or about February 15, 2019 (but in no event later than March 15, 2019), you will be paid a bonus for calendar year 2018 in the amount of $555,333.33, which shall be paid entirely in cash.

2.    You hereby resign your employment with WisdomTree, effective March 31, 2019.

3.    For the purposes of the Executive Agreement, WTAM shall deem your employment to have ceased as a result of a termination by WTAM that constitutes an Involuntary Termination (as defined in the Executive Agreement).

4.    The Executive Agreement shall be amended as follows:

a.    Paragraph 3(b)(ii) shall be deleted in its entirety and replaced with the following: “(ii) in the event of an Involuntary Termination (as defined below) of your employment, (I) you shall be entitled to accelerated vesting only with respect to the shares of Restricted Stock, if any, that would have vested during the Post-Employment Period, (II) vesting shall otherwise cease as of the Date of Termination, but your non-vested shares of Restricted Stock will not be forfeited until the later of (a) the last day of the Post-Employment Period and (b) September 30, 2020, and (III) if a Change of Control occurs on or before the later of (a) the last day of the Post-Employment Period and (b) September 30, 2020, you shall be entitled to the same vesting with respect to the shares of Restricted Stock as you would have if you had been employed on the date of the Change of Control.”

Mr. Gregory Barton

February 1, 2019

b.    For purposes of Paragraph 7(c), your “Target Incentive Compensation” for 2019 (your Termination Year) shall be deemed to be $1,388,333.33 and the definition of “Target Incentive Compensation” set forth in Paragraph 6 shall not apply. Consequently, your “Average Cash Incentive Compensation” for purposes of Paragraph 7(c) shall be deemed to be $694,166.67.

c.    In the Paragraph immediately following Paragraph 7(c), “twelve months” shall be amended to read “eighteen months” in the sentence describing COBRA insurance coverage; and

d.    A new Paragraph 11(f) shall be added, which shall read as follows: “Each payment pursuant to this letter is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).”

5.    Except as expressly amended above, the Executive Agreement remains unmodified and in full force and effect.

It has been an extraordinary pleasure to have worked with you at WisdomTree (including its earlier incarnations as Individual Investor Group and Index Development Partners) and I wish you the very best of success in your next endeavors.

Very truly yours,

/s/ Jonathan Steinberg

Jonathan Steinberg

AGREED

/s/ Gregory Barton
Gregory Barton

WisdomTree Investments, Inc. 245 Park Avenue, 35th Floor, New York, NY 10167